Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION

St. Mary Land & Exploration Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation” or the “Company”), DOES HEREBY CERTIFY:

1.           That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as restated and amended, declaring such amendment to be advisable and calling for the consideration and vote of the stockholders of the Corporation on such amendment at the annual meeting of the stockholders of the Corporation on May 26, 2010.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article First of the Certificate of Incorporation of the Company, as restated and amended, shall be amended to read as follows:

FIRST:  The name of this Corporation is SM Energy Company.

2.           That thereafter the annual meeting of the stockholders of the Corporation was duly held on May 26, 2010, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by law were voted in favor of such amendment.

3.           That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Anthony J. Best, its President and Chief Executive Officer, this 27th day of May, 2010.

ST. MARY LAND & EXPLORATION COMPANY,
a Delaware corporation

By: /s/ ANTHONY J. BEST
Anthony J. Best
President and Chief Executive Officer